CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Pre-Effective Amendment No. 4 to Registration Statement No. 333-214125 on Form N-2 of our report dated November 23, 2016, related to the statement of assets and liabilities of First Trust Senior Floating Rate 2022 Target Term Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
December 20, 2016